Exhibit 4.16

NOTATION OF GUARANTEE

For value received, each U.S. Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture dated as of January 19, 2010 (the “Indenture”) among Gibson Energy ULC, an Alberta unlimited liability corporation (the “Company”), GEP Midstream Finance Corp., an Alberta corporation (“Finance Corp.” and, together with the Company, the “Issuers”), and the Bank of New York Mellon, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and Additional Interest, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the U.S. Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

GIBSON ENERGY (U.S.) INC.

By:	/s/ A. Stewart Hanlon
Name: A. Stewart Hanlon
Title: President

LINK PETROLEUM, INC.

By:	/s/ A. Stewart Hanlon
Name: A. Stewart Hanlon
Title: President